    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2001
                                                     REGISTRATION NO. 333-     ,
                                                                NO. 333-     -01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

INDEPENDENT BANK CORP.                             INDEPENDENT CAPITAL TRUST III
         (Exact Name of Co-Registrants as Specified in their Charters)

                       MASSACHUSETTS                                                    DELAWARE
      (State or Other Jurisdiction of Incorporation or              (State or Other Jurisdiction of Incorporation or
                       Organization)                                                 Organization)

                            6022                                                          6719
  (Primary Standard Industrial Classification Code Number)      (Primary Standard Industrial Classification Code Number)

                         04-2870273                                                    13-7307281
            (IRS Employer Identification Number)                          (IRS Employer Identification Number)

                      288 UNION STREET                                          C/O THE BANK OF NEW YORK
               ROCKLAND, MASSACHUSETTS 02370                                       101 BARCLAY STREET
                      (781) 878-6100                                            NEW YORK, NEW YORK 10286
                                                                                     (212) 896-7298

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrants' Principal Executive Offices)

                       ----------------------------------

                      EDWARD H. SEKSAY                                              EDWARD H. SEKSAY
                      GENERAL COUNSEL                                            ADMINISTRATIVE TRUSTEE
                      288 UNION STREET                                          C/O THE BANK OF NEW YORK
               ROCKLAND, MASSACHUSETTS 02370                                       101 BARCLAY STREET
                      (781) 878-6100                                            NEW YORK, NEW YORK 10286
                                                                                     (212) 896-7298

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                    of Agent For Service for Co-Registrants)

                       ----------------------------------

                                   COPIES TO:

                   NORMAN B. ANTIN, ESQ.                                       RICHARD A. SCHABERG, ESQ.
                   JEFFREY D. HAAS, ESQ.                                        THACHER PROFFITT & WOOD
                  KELLEY DRYE & WARREN LLP                                   1700 PENNSYLVANIA AVENUE, N.W.
           8000 TOWERS CRESCENT DRIVE, SUITE 1200                                      SUITE 800
                   VIENNA, VIRGINIA 22182                                        WASHINGTON, D.C. 20006
                       (703) 918-2300                                                (202) 347-8400

                       ----------------------------------

    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
             TO BE REGISTERED                   REGISTERED            SHARE (1)            PRICE (1)       REGISTRATION FEE (2)
Cumulative Trust Preferred Securities of         1,000,000               $25              $25,000,000       $5,999.08 (1) (3)
  Independent Capital Trust III...........
Junior Subordinated Debentures of               $25,000,000             100%            $25,000,000 (2)            N/A
  Independent Bank Corp. (2)..............
Independent Bank Corp. Guarantee with               N/A                  N/A                  N/A                  N/A
  respect to the Preferred Securities
  (4).....................................
Total.....................................          --                  100%              $25,000,000           $5,999.08

(1) Such amount represents the liquidation amount of the Independent Capital Trust III Preferred Securities (the "Preferred Securities") and the principal amount of Junior Subordinated Debentures (the "Debentures") that may be distributed to holders of such Preferred Securities upon a liquidation of Independent Capital Trust III.
(2) No separate consideration will be received for the Debentures of Independent Bank Corp. which may be distributed upon a liquidation of Independent Capital Trust III.
(3) The total amount of the registration fee is $6,250. The Company is applying the $250.92 pending balance in its account with the Commission from excess fees previously paid towards this registration fee.
(4) No separate consideration will be received for the Independent Bank Corp. Guarantee.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED NOVEMBER 1, 2001

PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
  NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      1,000,000 TRUST PREFERRED SECURITIES
                         INDEPENDENT CAPITAL TRUST III
                     % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                                 GUARANTEED BY
                             INDEPENDENT BANK CORP.
                                     [LOGO]

                            ------------------------

    Independent Capital Trust III is offering 1,000,000 preferred securities at $25 per security. The preferred securities represent an indirect interest in our
 % subordinated debentures. The subordinated debentures have the same payment terms as the preferred securities and will be purchased by the trust using the proceeds received from its offering of the preferred securities.

    The trust preferred securities are expected to be approved for quotation on the Nasdaq National Market under the symbol "INDBN." Trading is expected to commence on or prior to delivery of the preferred securities.

                            ------------------------

 INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS"
                             BEGINNING ON PAGE 10.

                            ------------------------

    THE TRUST PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                               PER PREFERRED SECURITY      TOTAL
                                               ----------------------   -----------
Public offering price........................          $25.00           $25,000,000
Proceeds to the trust........................          $25.00           $25,000,000

    This is a firm commitment underwriting. We will pay underwriting commissions
of $     per preferred security, or a total of $     , to the underwriter for
arranging the investment in our subordinated debentures.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             Legg Mason Wood Walker
                                  Incorporated

                  The date of this prospectus is        , 2001

                              [INSIDE FRONT COVER]
                                     [MAP]

    - YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND OUR UNDERWRITER HAS NOT, AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

    - WE ARE NOT, AND OUR UNDERWRITER IS NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    - YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY.

    - THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Selected Consolidated Financial and Other Data..............      8
Risk Factors................................................     10
Special Note Regarding Forward-Looking Statements...........     16
Use of Proceeds.............................................     16
Capitalization..............................................     17
Accounting and Regulatory Treatment.........................     18
Description of The Trust....................................     19
Description of The Preferred Securities.....................     20
Description of The Debentures...............................     33
Book-Entry Issuance.........................................     41
Description of The Guarantee................................     43
Relationship Among the Preferred Securities, The Debentures
  and The Guarantee.........................................     45
Certain Federal Income Tax Consequences.....................     47
ERISA Considerations........................................     50
Underwriting................................................     52
Legal Matters...............................................     53
Experts.....................................................     53
Where You Can Get More Information..........................     53

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET FORTH IN THIS PROSPECTUS, OUR FINANCIAL STATEMENTS AND THE OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO INVEST IN THE PREFERRED SECURITIES. THE WORDS "WE," "OUR" AND "US" REFER TO INDEPENDENT BANK CORP. AND OUR WHOLLY-OWNED MASSACHUSETTS TRUST COMPANY, ROCKLAND TRUST COMPANY, UNLESS WE INDICATE OTHERWISE.

                           INDEPENDENT BANK CORP. AND
              ROCKLAND TRUST COMPANY, ITS WHOLLY-OWNED SUBSIDIARY

    We are a state chartered, federally registered bank holding company organized under Massachusetts law and the sole stockholder of Rockland Trust Company (the "Bank"). The Bank was founded in 1907, almost 100 years ago. The Bank currently offers its business and individual customers a full range of commercial, retail banking, and investment management services through its 51 branches, 9 commercial lending centers, and 3 investment management and trust service offices. The phrase, "PEOPLE DO BUSINESS WITH PEOPLE, NOT INSTITUTIONS", which the Bank has adopted as its motto, underscores the high degree of personalized attention and service which the Bank strives to consistently deliver to its customers, a characteristic which management believes distinguishes the Bank from its competitors.

    During 2000, the Bank acquired 16 bank branches, including associated deposits and loans. The branch acquisition increased the Bank's branch network by 50%. The branch acquisition also expanded the Bank's geographic presence on Cape Cod, where 14 of the acquired branches are located, and solidified the Bank's already strong presence in Brockton, Massachusetts, the location of the other 2 acquired branches and the city with the largest population in the Bank's market area. As a consequence of the branch acquisition and the Bank's other efforts over the last decade to expand its geographic reach, the Bank's primary market area currently encompasses southeastern Massachusetts and Cape Cod, spanning Plymouth, Barnstable, Norfolk, and Bristol counties.

    The Bank currently has $2.1 billion in assets, comprised primarily of a $1.3 billion loan portfolio. Management believes that the Bank's loan portfolio is diversified and well balanced with a composition, on a percentage basis, of 46.1% in commercial and commercial real estate loans, 32.2% in consumer loans, 17.3% in residential real estate loans, and 4.4% in commercial and residential construction loans. Management believes that the credit quality of its loan portfolio distinguishes the Bank from other financial institutions. As of September 30, 2001, nonperforming loans currently comprised only 0.15% of the Bank's total assets.

    Significant growth in core deposits over the past year has increased the Bank's net interest margin to 4.94% for the quarter ended September 30, 2001. The Bank is a commercial bank which is, due to its Massachusetts trust company charter, also authorized to offer investment advice and trust services to its customers. The Bank's investment management division, which currently has approximately $460.0 million dollars of customer money under management, provides a steady source of fee income.

    The key components of the Bank's current business strategy include:

    INCREASING THE BANK'S MARKET SHARE OF DEPOSITS--At June 30, 2000 (the most recent date for deposit market share information), the Bank held 17.7% of the total deposits in Plymouth County, the largest deposit market share of any financial institution in Plymouth County. As of such date, the acquired Cape Cod branches held a 6.7% deposit market share in Barnstable County, and the total amount of the Bank's Cape Cod deposits has increased by 12.4% through September 30, 2001. The ongoing consolidation of other Massachusetts based financial institutions and the increasing consumer dissatisfaction with larger banks continues to create opportunities for the Bank to grow its deposit market share through continuing to provide the superior personal service for which the Bank is well known. The Bank trains employees in its retail branches, in its commercial and residential lending areas, and in the investment management area to cultivate and sustain long-term customer relationships and, when appropriate, to cross-sell other financial services offered by the Bank to its customers. The Bank recently created and filled new business development officer positions to contact businesses and individuals which are not currently Bank customers to seek out new business deposits and sell other Bank services.

    CONTINUING A SMALL BUSINESS LENDING FOCUS--Management believes it has had great success in originating small business loans throughout its primary market areas. Typical commercial loans range in size from $25,000 to $2.0 million. The Bank, however, also has an in-house lending limit of $26.1 million dollars, which enables the Bank to satisfy the needs of larger borrowers. The Bank has, within the last year, established a division to manage small business loans under $50,000. The Bank's commercial lenders will continue to seek out new business and larger lending relationships.

    MAINTAINING STRONG ASSET QUALITY--The Bank stresses asset quality through its emphasis on lending in its local markets where management is most qualified to make educated underwriting decisions and apply generally conservative underwriting criteria. The fact that, at September 30, 2001, nonperforming assets represented only 0.15% of total assets reflect the Bank's success in maintaining credit quality.

    TAKING ADVANTAGE OF FAVORABLE MARKET DEMOGRAPHICS--Plymouth County, which has historically been the Bank's primary market area, has grown rapidly in recent years due to the availability of undeveloped land and recent transportation improvements. The United States Census for 2000 confirmed favorable market demographics for both Plymouth County and Cape Cod. The census data showed that Cape Cod exceeded the Massachusetts average for population growth and that Plymouth County exceeded the Massachusetts averages for both population growth and median household income. Management believes that future population increases in Plymouth County and on Cape Cod will provide significant opportunities for the Bank that can fuel growth.

    TAKING AN OPPORTUNISTIC APPROACH TO NEW BUSINESS OPPORTUNITIES AND GEOGRAPHIC EXPANSION--The Bank continues to explore potential new lines of business and opportunities for continued geographic expansion. The Bank offers a wide range of investment management and trust services to its customers. Because the Bank believes that there is a significant demand for these types of services within the Bank's market, the Bank intends to heavily promote its investment management services with a goal of increasing the $460.0 million in assets currently under management. The Bank analyzes its options for generating new types of revenue and its opportunities for geographic expansion on an ongoing basis. The Bank intends to expand its product lines and branch network when and as circumstances warrant.

    Our primary executive offices as well as those of the Bank are located at 288 Union Street, Rockland, Massachusetts. The Bank's headquarters are located in historic Plymouth County, Massachusetts. Both we and the Bank may be reached by calling (781) 878-6100.

                         INDEPENDENT CAPITAL TRUST III

    Independent Capital Trust III (the "trust" or "Trust III") is a statutory business trust created under Delaware law. We created the trust to offer the preferred securities and to purchase the debentures. The trust has a term of 30 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

    In May 1997, we issued $28.75 million of 9.28% cumulative trust preferred securities of Independent Capital Trust I ("Trust I"), which are scheduled to mature in 2027. Trust I invested the proceeds of the sale of these securities in $29.64 million of 9.28% junior subordinated debentures issued by us. The trust preferred securities of Trust I can be prepaid in whole or in part on or after May 19, 2002 at a redemption price equal to $25 per security plus accumulated but unpaid distributions thereon to the date of redemption. The trust preferred securities of Trust I are quoted on the Nasdaq National Market under the symbol "INDBP."

    In January 2000, we issued $25.00 million of 11.00% cumulative trust preferred securities of Independent Capital Trust II ("Trust II"), which are scheduled to mature in 2030. Trust II invested the proceeds of the sale of these securities in $25.8 million of 11.00% junior subordinated debentures issued by us. The trust preferred securities of Trust II can be prepaid in whole or in part on or after January 31, 2002 at a redemption price equal to $25 per security plus accumulated but unpaid distributions thereon to the date of the redemption. The trust preferred securities of Trust II are quoted on the Nasdaq National Market under the symbol "INDBO." We anticipate redeeming these junior subordinated debentures on or after January 31, 2002, subject to the approval of the Board of Governors of the Federal Reserve System. In connection with such redemption, Trust II would redeem the outstanding preferred securities issued thereunder. See "--Use of Proceeds" on page 16.

    The trust's principal offices are located at c/o The Bank of New York, 101 Barclay Street, New York, New York 10286, telephone number (212) 896-7298.

                                  THE OFFERING

The issuer................................  Independent Capital Trust III

Securities being offered..................  1,000,000 preferred securities, which represent preferred undivided beneficial interests in the assets
                                            of the trust. Those assets will consist solely of the
                                            debentures and payments received on the debentures.

                                            The trust will sell the preferred securities to the
                                            public for cash. The trust will use that cash to buy the
                                            debentures from us.

Offering price............................  $25 per preferred security.

When distributions will be paid to you....  If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at a
                                               % annual rate. Distributions will accumulate from the
                                            date the trust issues the preferred securities and are
                                            to be paid quarterly on March 31, June 30, September 30
                                            and December 31 of each year, beginning December 31,
                                            2001. As long as the preferred securities are
                                            represented by a global security, the record date for
                                            distributions on the preferred securities will be the
                                            business day prior to the distribution date. We may
                                            defer the payment of cash distributions, as described
                                            below.

When the preferred securities must be
redeemed..................................  The debentures will mature and the preferred securities
                                            must be redeemed on             , 2031. We have the
                                            option, however, to redeem the preferred securities at
                                            any time on or after             , 2006. We will not
                                            redeem the preferred securities prior to             ,
                                            2031 unless we have received the prior approval of the
                                            Board of Governors of the Federal Reserve System.

Redemption of the preferred securities
before           , 2031 is possible.......  The trust must redeem the preferred securities when the debentures are paid at maturity or upon any earlier
                                            redemption of the debentures. We may redeem all or part
                                            of the debentures at any time on or after             ,
                                            2031. In addition, we may redeem, at any time, all of
                                            the debentures if:

                                            - there is a change in existing laws or regulations, or
                                            new official administrative or judicial interpretation
                                              or application of these laws and regulations, that
                                              causes the interest we pay on the debentures to no
                                              longer be deductible by us for federal tax purposes;
                                              or the trust becomes subject to federal income tax; or
                                              the trust becomes or will become subject to other
                                              taxes or governmental charges;

                                            - there is a change in existing laws or regulations that
                                              requires the trust to register as an investment
                                              company; or

                                            - there is a change in the capital adequacy guidelines
                                            of the Federal Reserve that results in the preferred
                                              securities not being counted as Tier 1 capital.

                                            We may also redeem debentures at any time, and from time
                                            to time, in an amount equal to the liquidation amount of
                                            any preferred securities we purchase, plus a
                                            proportionate amount of common securities, but only in
                                            exchange for a like amount of the preferred securities
                                            and common securities then owned by us. Redemption of
                                            the debentures prior to maturity will be subject to the
                                            prior approval of the Federal Reserve, if approval is
                                            then required. If your preferred securities are redeemed
                                            by the trust, you will receive the liquidation amount of
                                            $25 per preferred security, plus any accrued and unpaid
                                            distributions to the date of redemption.

We have the option to extend the interest
payment period............................  The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred
                                            securities. As long as we are not in default under the
                                            indenture relating to the debentures, we may, at one or
                                            more times, defer interest payments on the debentures
                                            for up to 20 consecutive quarters, but not beyond
                                                        , 2031. If we defer interest payments on the
                                            debentures:

                                            - the trust will also defer distributions on the
                                            preferred securities;

                                            - the distributions you are entitled to will accumulate;
                                              and

                                            - these accumulated distributions will earn interest at
                                            an annual rate of    %, compounded quarterly, until
                                              paid.

                                            At the end of any deferral period, we will pay to the
                                            trust all accrued and unpaid interest under the
                                            debentures. The trust will then pay all accumulated and
                                            unpaid distributions to you.

You will still be taxed if distributions
on the preferred securities are
deferred..................................  If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for
                                            federal income tax purposes in advance of receiving
                                            these amounts, even if you are a cash-basis taxpayer.

Our full and unconditional guarantee of
payment...................................  Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and
                                            unconditional guarantee by us on a subordinated basis,
                                            of the obligations of the trust under the preferred
                                            securities. We have entered into a guarantee agreement
                                            whereby we have guaranteed that the trust will use its
                                            assets to pay the distributions on the preferred
                                            securities and the liquidation amount upon

                                            liquidation of the trust. However, the guarantee does
                                            not apply when the trust does not have sufficient funds
                                            to make the payments. If we do not make payments on the
                                            debentures, the trust will not have sufficient funds to
                                            make payments on the preferred securities. In this
                                            event, your remedy is to institute a legal proceeding
                                            directly against us for enforcement of payments under
                                            the debentures.

We may distribute the debentures directly
to you....................................  We may, at any time after             , 2031, dissolve
                                            the trust and distribute the debentures to you, subject
                                            to the prior approval of the Federal Reserve, if
                                            required. If we distribute the debentures, we will use
                                            our best efforts to list them on a national securities
                                            exchange or comparable automated quotation system.

How the securities will rank in right of
payment...................................  Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as
                                            follows with regard to right of payment:

                                            - the preferred securities will rank equally with the
                                            common securities of the trust. The trust will pay
                                              distributions on the preferred securities and the
                                              common securities pro rata. However, if we default
                                              with respect to the debentures, then no distributions
                                              on the common securities of the trust or our common
                                              stock will be paid until all accumulated and unpaid
                                              distributions on the preferred securities have been
                                              paid;

                                            - our obligations under the debentures and the guarantee
                                            are unsecured and generally will rank junior in priority
                                              to our existing and future senior and subordinated
                                              indebtedness. We had no senior and subordinated
                                              indebtedness outstanding at September 30, 2001. Our
                                              obligations under the debentures will rank equal to
                                              other debentures issued by us to similar trusts,
                                              including the debentures previously sold to Trust I
                                              and Trust II.

                                            - because we are a holding company, the debentures and
                                            the guarantee will effectively be subordinated to all
                                              depositors' claims, as well as existing and future
                                              liabilities of our subsidiaries.

Voting rights of the preferred
securities................................  Except in limited circumstances, holders of the preferred securities will have no voting rights.

Proposed Nasdaq National Market symbol....  INDBN.

You will not receive certificates.........  The preferred securities will be represented by a global security that will be deposited with and registered in
                                            the name of The Depository Trust Company, New York, New
                                            York, or its nominee. This means that you will not
                                            receive a certificate

                                            for the preferred securities, and your beneficial
                                            ownership interests will be recorded through the DTC
                                            book-entry system.

How the proceeds of this offering will be
used......................................  The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We
                                            estimate that the net proceeds to us from the sale of
                                            the debentures to the trust, after deducting offering
                                            expenses and underwriting commissions, will be
                                            approximately $23.9 million. Subject to then existing
                                            market conditions, we expect to use the estimated net
                                            proceeds from the sale of the debentures to redeem in
                                            full on or after January 31, 2002 the 11.0% junior
                                            subordinated debentures sold by us to Trust II in
                                            January 2000. In connection with such redemption of
                                            Trust II, Trust II would redeem its outstanding
                                            preferred securities. If material changes in market
                                            conditions after the sale of the preferred securities
                                            offered by this prospectus should cause us not to redeem
                                            such debentures, we would use the proceeds for general
                                            corporate purposes, including capital contributions to
                                            the Bank to support its growth strategy and for working
                                            capital. Initially, the net proceeds may be used to make
                                            short-term marketable investment grade investments.

    Before purchasing the preferred securities, you should carefully consider the "--Risk Factors" beginning on page 10.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table summarizes our selected consolidated financial information and other financial data. The summary balance sheet data and summary operations data insofar as they relate to, as of, or for the five years ended December 31, 2000 are derived from our audited consolidated financial statements. The summary balance sheet data and summary operations data as of or for the nine-month periods ended September 30, 2001 and 2000 are derived from our unaudited consolidated financial statements. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of or for the nine-month periods ended
September 30, 2001 and 2000 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and
September 30, 2001. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2001 are not necessarily indicative of results that may be expected for the full year ending December 31, 2001.

                                            AT SEPTEMBER 30,                              AT DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            2001         2000         2000         1999         1998         1997         1996
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...........................  $2,144,319   $1,870,713   $1,949,976   $1,590,056   $1,575,069   $1,370,007   $1,092,793
Total loans............................   1,288,642    1,170,873    1,184,764    1,028,510      941,112      828,132      695,406
Securities held to maturity............     121,647      203,286      195,416      229,043      284,944      308,112      290,894
Securities available for sale..........     547,208      287,677      387,476      201,614      195,199      131,842       26,449
Total deposits.........................   1,568,127    1,485,352    1,489,222    1,081,806    1,043,317      988,148      918,572
FHLB borrowings........................     284,919      116,224      191,224      256,224      313,724      206,724       78,000
Stockholders' equity...................     135,198      107,227      114,712       98,129       95,848       92,493       81,110

                                           FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,                    FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            2001         2000         2000         1999         1998         1997         1996
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
Interest income........................  $  108,350   $   92,243   $  127,566   $  112,006   $  108,712   $   93,820   $   77,424
Interest expense.......................      42,790       40,205       55,419       50,178       49,569       41,578       32,354
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income....................      65,560       52,038       72,147       61,828       59,143       52,242       45,070
Provision for possible loan losses.....       2,787        1,618        2,268        3,927        3,960        2,260        1,750
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after provision for
  loan losses..........................      62,773       50,420       69,879       57,901       55,183       49,982       43,320
Non-interest income....................      15,826(1)     12,064      16,418       14,793       13,125       11,742       11,381
Non-interest expenses..................      51,349       43,786       59,374       45,450       41,697       38,595       36,951
Minority interest expense..............       4,157        3,929        5,319        2,668        2,668        1,645           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes.............      23,093       14,769       21,604       24,576       23,943       21,484       17,750
Income taxes...........................       7,330        4,412        6,414        7,545        7,804        7,326        6,153
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income.............................  $   15,763   $   10,357   $   15,190   $   17,031   $   16,139   $   14,158   $   11,597
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

PER SHARE DATA:
Net income:
  Basic................................       $1.10        $0.73        $1.07        $1.20        $1.10        $0.97        $0.80
  Diluted..............................        1.09         0.72         1.06         1.19         1.08         0.95         0.79
Cash dividends.........................        0.33         0.30         0.40         0.40         0.40         0.34         0.25
Book value, end of period..............        9.45         7.52         8.05         6.92         6.63         6.25         5.55

                                           AT OR FOR THE NINE
                                              MONTHS ENDED
                                              SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            2001         2000         2000         1999         1998         1997         1996
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (UNAUDITED)                                  (UNAUDITED)
SELECTED FINANCIAL RATIOS(2):
Return on average assets...............        1.04%        0.83%        0.88%        1.09%        1.12%        1.15%        1.13%
Return on average equity...............       17.11        13.47        14.58        17.57        16.71        16.45        15.20
Net interest margin....................        4.77         4.56         4.59         4.30         4.36         4.52         4.72
Operating expenses as a percent of
  average assets.......................        3.37         3.50         3.43         2.90         2.88         3.14         3.60
Nonperforming loans as a percent of
  gross loans..........................        0.25         0.39         0.37         0.35         0.56         0.69         0.63
Nonperforming assets as a percent of
  total assets at end of period........        0.15         0.24         0.23         0.23         0.34         0.43         0.43
Reserve for possible loan losses as a
  percent of loans.....................        1.31         1.32         1.31         1.45         1.46         1.53         1.76
Reserve for possible loan losses as a
  percent of nonperforming loans at end
  of period............................      534.80       340.62       351.00       409.36       255.69       215.14       273.89
Dividend payout ratio..................       33.11        36.66        37.53        33.50        37.03        35.78        31.64
Capital ratios at end of period:
  Tier 1 leverage......................        6.15         6.07         5.86         8.15         7.91         8.64         7.35
  Tier 1 risk-based....................        8.98         8.24         8.50        11.14        11.38        13.52        10.89
  Total risk-based.....................       11.07        10.82        10.97        12.39        12.63        14.78        12.15
Ratio of earnings to fixed charges(3):
  Including interest on deposits.......        1.53x        1.36x        1.39x        1.48x        1.48x        1.51x        1.54x
  Excluding interest on deposits.......        2.83x        2.01x        2.19x        2.23x        2.27x        3.02x        4.26x

------------------------------

(1) We reported net securities gains as a separate line item in our Form 10-Q for the quarter and period ended September 30, 2001.

(2) With the exception of end-of-period ratios, all ratios are based on average daily balances during the indicated period.

(3) For purposes of computing the ratios of earnings to fixed charges, earnings represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges includes gross interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other) and one-third of rent expenses which approximates the interest expense of such charges.

                                  RISK FACTORS

    INVESTING IN THE PREFERRED SECURITIES INVOLVES A NUMBER OF RISKS. WE URGE YOU TO READ ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. IN ADDITION, WE URGE YOU TO CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE TRUST BEFORE YOU PURCHASE THE PREFERRED SECURITIES.

    BECAUSE THE TRUST WILL RELY ON THE PAYMENTS IT RECEIVES ON THE DEBENTURES TO FUND ALL PAYMENTS ON THE PREFERRED SECURITIES, AND BECAUSE THE TRUST MAY DISTRIBUTE THE DEBENTURES IN EXCHANGE FOR THE PREFERRED SECURITIES, PURCHASERS OF THE PREFERRED SECURITIES ARE MAKING AN INVESTMENT DECISION THAT RELATES TO THE DEBENTURES BEING ISSUED BY US AS WELL AS THE PREFERRED SECURITIES. PURCHASERS SHOULD CAREFULLY REVIEW THE INFORMATION IN THIS PROSPECTUS ABOUT THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE.

              RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES

    IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. THE GUARANTEE WILL NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

    The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

    OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE DEBENTURES TO THE TRUST MAY BE RESTRICTED.

    We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on our available cash resources and dividends from our subsidiaries. Dividend payments or extensions of credit from the Bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. The ability of our bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that our subsidiaries will be able to pay dividends in the future.

    We could also be precluded from making interest payments on the debentures by our regulators if in the future they were to perceive deficiencies in our liquidity or regulatory capital levels. If this were to occur, we may be required to obtain the consent of our regulators prior to paying dividends on our common stock or interest on the debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

    THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

    Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. As of September 30, 2001, we had no senior and subordinated indebtedness outstanding. Our obligations under the debentures will rank equal to other debentures issued by us to similar trusts, including the debentures previously sold to Trust I and Trust II. Except in certain circumstances, our ability to incur additional indebtedness is not limited.

    Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

    WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS.

    We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

    You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

    In the event that we exercise our right to defer interest payments on the debentures, we will be prohibited from paying dividends on our common stock during the deferral period. We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

    WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST
AGREEMENT.

    The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. Neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

    WE MAY REDEEM THE DEBENTURES BEFORE               , 2031.

    Under the following circumstances, we may redeem the debentures before their stated maturity:

    - In whole or in part, at any time on or after               , 2006;

    - In whole, but not in part, within 180 days after certain specified occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments; or

    - At any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

    You should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities. The debentures issued by us to Trust II may be redeemed on or after January 31, 2002. We presently intend to use the proceeds from this offering to fund such redemption. See "--Use of Proceeds" on page 16.

    WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

    The trust may be dissolved at any time before maturity of the debentures on
            , 2031. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you. If this occurs, we will use our best efforts to list the debentures on the Nasdaq National Market or other national securities exchange or national quotation system. However, we cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures. Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

    THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    There is currently no public market for the preferred securities. Application has been made to have the preferred securities quoted on the Nasdaq National Market. However, we cannot assure you that our application will be approved or that an active or liquid trading market will develop for the preferred securities. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities. Our 9.28% cumulative trust preferred securities issued by Trust I in May 1997 are quoted on the Nasdaq National Market under the symbol "INDBP" and our 11.0% cumulative trust preferred securities issued by Trust II in January 2000 are quoted on the Nasdaq National Market under the symbol "INDBO."

    Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater or less than the initial public offering price following the offering.

    The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

    YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

    You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders of a majority in liquidation amount of the preferred securities to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

    AS A HOLDER OF PREFERRED SECURITIES, YOU HAVE LIMITED VOTING RIGHTS.

    Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

                 RISKS RELATING TO AN INVESTMENT IN THE COMPANY

    OUR LEVEL OF CREDIT RISK IS INCREASING DUE TO THE EXPANSION OF OUR COMMERCIAL LENDING AND OUR CONCENTRATION ON SMALL BUSINESSES AND MIDDLE MARKET CUSTOMERS WITH HEIGHTENED VULNERABILITY TO ECONOMIC CONDITIONS.

    Our commercial real estate loans and commercial business loans have increased significantly from $260.6 million and $119.7 million, respectively, at December 31, 1998, to $444.9 million and $150.0 million, respectively, at September 30, 2001. Our level of credit risk has increased as a result of the growth in our loan portfolio. Commercial real estate loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers. Commercial business loans involve risks because the borrower's ability to repay the loan typically depends primarily on the successful operation of the business or the property securing the loan. Most of our commercial business loans are made to small businesses and middle market customers who may have a heightened vulnerability to economic conditions.

    CHANGES IN INTEREST RATES COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and investment securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some of our assets, such as adjustable-rate mortgages, have features, including payment and rate caps, which restrict changes in their interest rates.

    Factors such as inflation, recession, unemployment, money supply, global disorder such as that experienced as a result of the terrorist activity on September 11, 2001, instability in domestic and foreign financial markets, and other factors beyond our control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on our loans and the receipt of payments on our mortgage-backed securities, resulting in the receipt of proceeds that we may have to reinvest at a lower rate than the loan or mortgage-backed security being prepaid. Although we pursue an asset-liability management strategy designed to control our risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

    IF WE HAVE HIGHER LOAN LOSSES THAN WE ALLOWED FOR, OUR EARNINGS COULD DECREASE AND WE MAY NOT BE ABLE TO MAKE PAYMENTS ON THE DEBENTURES.

    Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require that we significantly increase the level of our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to our allowance would materially decrease our net income and, if we experience defaults in our loan portfolio to a greater extent than we anticipated, we may not be able to pay interest on the debentures and, as a result, the trust would not be able to make distributions on the preferred securities.

    A SIGNIFICANT AMOUNT OF OUR LOANS ARE CONCENTRATED IN MASSACHUSETTS, AND ADVERSE CONDITIONS IN THESE AREAS COULD NEGATIVELY IMPACT OUR OPERATIONS.

    Substantially all of the loans we originate are secured by properties located in or are made to businesses which operate in Massachusetts. Because of the current concentration of our loan origination activities in Massachusetts, in the event of adverse economic, political or business developments or natural hazards that may affect Massachusetts and the ability of property owners and businesses in Massachusetts to make payments of principal and interest on the underlying loans, we would likely experience higher rates of loss and delinquency on our loans than if our loans were made more geographically diversified, which could have an adverse effect on our results of operations or financial condition.

    COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT OUR PROFITABILITY.

    We face substantial competition in originating loans and in attracting deposits. This competition in originating loans comes principally from other banks, savings institutions, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders and purchasers of loans. In attracting deposits, we compete with insured depository institutions such as savings institutions, credit unions and banks, as well as institutions offering uninsured investment alternatives including money market funds. These competitors may offer higher interest rates than we do, which could result in either our attracting fewer deposits or in our being required to increase our rates in order to attract deposits. Increased deposit competition could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations, thereby adversely affecting our results of operations. A number of institutions with which we compete have significantly greater assets, capital and other resources and many of such institutions have made investments in technology which are difficult for us to match. In addition, many of our competitors are not subject to the same extensive federal regulation that governs our business. As a result, many of our competitors have advantages over us in conducting certain businesses and providing certain services.

    CHANGES IN STATUTES AND REGULATIONS COULD ADVERSELY AFFECT US.

    We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have, a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us with future legislation.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We make certain forward-looking statements in this prospectus and in the information incorporated by reference herein that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

    - statements of our goals, intentions and expectations;

    - statements regarding our business plans and growth strategies;

    - statements regarding the asset quality of our loan and investment portfolios; and

    - estimates of our risks and future costs and benefits.

    These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

    - fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;

    - adverse changes in the Massachusetts economy, which might affect our business prospects and could cause credit-related losses and expenses;

    - adverse developments in our loan and investment portfolios;

    - competitive factors in the banking industry, such as the trend towards consolidation in our market; and

    - changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

    Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

                                USE OF PROCEEDS

    The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $23.9 million after deduction of offering expenses estimated to be $275,000 and underwriting commissions.

    Subject to then existing market conditions, we expect to use the estimated net proceeds from the sale of the debentures to redeem in full on or after January 31, 2002, the 11.0% junior subordinated debentures sold by us to Trust II in January 2000. In connection with such redemption, Trust II would redeem its outstanding preferred securities. If material changes in market conditions after the sale of the preferred securities offered by this prospectus should cause us not to redeem such debentures, we would use the proceeds for general corporate purposes, including capital contributions to the Bank to support its growth strategy and for working capital. Initially, the net proceeds may be used to make short-term marketable investment grade investments.

                                 CAPITALIZATION

    The following table sets forth our unaudited consolidated capitalization as of September 30, 2001 on a historical basis and as adjusted for the offering and the application of the estimated net proceeds from the corresponding sale of the debentures as if such sale had been consummated on September 30, 2001. This data should be read in connection with our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

                                                                     SEPTEMBER 30, 2001
                                                           --------------------------------------
                                                                                      AS ADJUSTED
                                                                                          FOR
                                                             ACTUAL     AS ADJUSTED   REDEMPTION
                                                           ----------   -----------   -----------
                                                                        (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
MINORITY INTEREST IN SUBSIDIARIES:
Corporation-obligated mandatorily redeemable 9.28% trust
  preferred securities of Trust I due May 19, 2027(1)....  $   28,750   $   28,750    $   28,750

Corporation-obligated mandatorily redeemable 11.00% trust
  preferred securities of Trust II due January 31,
  2030(1)................................................      25,000       25,000            --

Corporation-obligated mandatorily redeemable   % trust
  preferred securities of Trust III (2)..................          --       25,000        25,000
                                                           ----------   ----------    ----------

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01par value, 1,000,000 shares
    authorized; none issued..............................          --           --            --
  Common stock, par value $0.01; 30,000,000 shares
    authorized; 14,863,821 shares issued and 14,311,009
    shares outstanding...................................         149          149           149
  Surplus................................................      43,595       43,595        42,875 (3)
  Retained earnings......................................      88,076       88,076        88,076
  Treasury stock, 552,812 shares.........................      (8,627)      (8,627)       (8,627)
  Accumulated other comprehensive income, net of tax.....      12,005       12,005        12,005
                                                           ----------   ----------    ----------

    Total stockholders' equity...........................  $  135,198   $  135,198    $  134,478
                                                           ==========   ==========    ==========
    Total liabilities, minority interest in subsidiaries
      and stockholders' equity...........................  $2,144,319   $2,169,319    $2,143,599
                                                           ==========   ==========    ==========

CAPITAL RATIOS(4)
  Tier 1 leverage........................................       6.15%        6.08%         6.10%
  Tier 1 risk-based......................................       8.98%        8.98%         8.91%
  Total risk-based.......................................      11.07%       12.83%        11.01%

------------------------

(1) Information in our consolidated financial statements is presented net of issuance costs.

(2) Reflects the preferred securities at their issue price. As described herein, the only assets of the trust, which is our subsidiary, will be approximately $25.8 million in aggregate principal amount of debentures, including the amount attributable to the issuance of the common securities of the trust,
    which will mature on            , 2031. We will own all of the common
    securities issued by the trust.

(3) Reflects the impact of the Company recording a charge to paid-in-capital (net of tax) for the early redemption of Trust II securities in the amount of $720,000.

(4) The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with any other trust preferred securities or cumulative preferred stock of us that may be outstanding in the future, can only be included up to an amount constituting 25% of total Tier 1 core capital elements (including the preferred securities). None of the proceeds from the sale of the perferred securities will be initially included in Tier 1 capital. As adjusted for this offering and the subsequent redemption of the preferred securities from Trust II, an aggregate of $12.1 million of the proceeds will be eligible for inclusion in the calculation of Tier 1 capital.

                      ACCOUNTING AND REGULATORY TREATMENT

    The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated statement of financial condition under the caption "Corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust, holding solely junior subordinated debentures of the Corporation" or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the Notes to our Consolidated Financial Statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our Consolidated Statements of Operations as minority interest expense.

    Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited Consolidated Financial Statements stating that:

    - the trust is wholly owned;

    - the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

    - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

    Under accounting rules of the Securities and Exchange Commission, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

                            DESCRIPTION OF THE TRUST

    The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a declaration of trust executed by us, as sponsor for the trust, and the trustees. We have filed a certificate of trust with the Delaware Secretary of State. The declaration of trust will be amended and restated in its entirely in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued and shall be referred to as the trust agreement in this prospectus. The trust agreement will be qualified under the Trust Indenture Act of 1939.

    The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

    The trust exists exclusively for the purposes of:

    - issuing the preferred securities to the public for cash;

    - issuing its common securities to us in exchange for our capitalization of the trust;

    - investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

    - engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

    The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

    The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of, or who are affiliated with, us. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, The Bank of New York (Delaware), will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be The Bank of New York. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, The Bank of New York will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

    The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with The Bank of New York to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    THE PREFERRED SECURITIES WILL BE ISSUED PURSUANT TO THE TRUST AGREEMENT. FOR MORE INFORMATION ABOUT THE TRUST AGREEMENT, SEE "DESCRIPTION OF THE TRUST" ON PAGE 19. THE BANK OF NEW YORK WILL ACT AS PROPERTY TRUSTEE FOR THE PREFERRED SECURITIES UNDER THE TRUST AGREEMENT FOR PURPOSES OF COMPLYING WITH THE PROVISIONS OF THE TRUST INDENTURE ACT. THE TERMS OF THE PREFERRED SECURITIES WILL INCLUDE THOSE STATED IN THE TRUST AGREEMENT AND THOSE MADE PART OF THE TRUST AGREEMENT BY THE TRUST INDENTURE ACT.

    THE FOLLOWING DISCUSSION CONTAINS A DESCRIPTION OF THE MATERIAL PROVISIONS OF THE PREFERRED SECURITIES AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE TRUST AGREEMENT AND THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE FORM OF AMENDED AND RESTATED AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

GENERAL

    The trust agreement authorizes the administrative trustees, on behalf of the trust, acting singly or jointly, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

    The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" on page 24.

    The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "--Description of the Guarantee" on page 43. The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

    SOURCE OF DISTRIBUTIONS. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

    PAYMENT OF DISTRIBUTIONS.  Distributions on the preferred securities will be
payable at the annual rate of   % of the $25 stated liquidation amount, payable
quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be December 31, 2001.

    Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in Massachusetts and New York, are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

    EXTENSION PERIOD. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No
extension period may extend beyond            , 2031 or end on a date other than
an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts
at the annual rate of   %, compounded quarterly from the relevant distribution
date. The term "distributions" as used in this prospectus includes those accumulated amounts.

    During an extension period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

    - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures;

    - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

    - redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

    After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

    We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

REDEMPTION OR EXCHANGE

    GENERAL. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

    - in whole at any time, or in part from time to time, on or after
                  , 2006;

    - at any time, in whole but not in part, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

    - at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

    MANDATORY REDEMPTION.  Upon our repayment or redemption, in whole or in
part, of any debentures, whether on            , 2031, or earlier, the property
trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

    DISTRIBUTION OF DEBENTURES IN EXCHANGE FOR PREFERRED SECURITIES. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Dissolution" on page 25.

    After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

    - those trust securities will no longer be deemed to be outstanding;

    - a registered global certificate representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued to DTC or its nominee in exchange for the preferred securities;

    - we will use our best efforts to list the debentures on the Nasdaq National Market or a national securities exchange;

    - any certificates representing trust securities not held by DTC or its nominee that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

    - all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

    We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

    REDEMPTION UPON A TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures.

    "Tax Event" means the receipt by the trust and us of an opinion of independent tax counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

    - interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

    - the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

    - the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

    "Investment Company Event" means the receipt by the trust and us of an opinion of independent securities counsel experienced in such matters to the effect that the trust is or will be, within 90 days after the date of the opinion, considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

    "Capital Treatment Event" means the receipt by the trust and us of an opinion of independent banking counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment, within 90 days after the date of the opinion, of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

    For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

    REDEMPTION OF DEBENTURES IN EXCHANGE FOR PREFERRED SECURITIES WE
PURCHASE. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have purchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem debentures.

    The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

    Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

    Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

    If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

    If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

    If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

    If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates only to preferred securities purchased by us and being exchanged for a like amount of debentures, then our preferred securities will be the ones selected for redemption.

    Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

    In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default with respect to the preferred securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    We will have the right at any time to dissolve the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

    In addition, the trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

    - our bankruptcy, dissolution or liquidation;

    - the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

    - redemption of all of the preferred securities as described on page 22 under "--Redemption or Exchange--Mandatory Redemption"; or

    - the entry of a court order for the dissolution of the trust.

    With the exception of a redemption as described on page 22 under "--Redemption or Exchange--Mandatory Redemption," if an early dissolution of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

    - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

    - with an interest rate identical to the distribution rate on the trust securities; and

    - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

    However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page 24.

    Under current federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "--Certain Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust" on page 49 for more information regarding a taxable distribution.

    If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

LIQUIDATION VALUE

    The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

    - the occurrence of an event of default under the indenture;

    - a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

    - a default by the trust in the payment of the redemption price of any of the trust securities when it becomes due and payable;

    - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

    - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

    Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and they are in compliance with all the conditions and covenants applicable to each of us under the trust agreement.

    If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon dissolution of the trust. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity of the debentures, and thus cause a redemption of the preferred securities, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity of the debentures.

REMOVAL OF THE TRUSTEES

    Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described in "--Liquidation Distribution Upon Dissolution" on page 25. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

    - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    - we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

    - the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

    - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

    - the successor entity has a purpose substantially identical to that of the trust;

    - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

    - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures and the trust agreement.

    Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as described below and under "--Description of the Guarantee--Amendments" on page 44 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights. The trust agreement may be amended from time to time by us and the administrative trustees, without the consent of the holders of the preferred securities, in the following circumstances:

    - with respect to acceptance of appointment by a successor trustee;

    - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; and

    - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

    With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the administrative trustees may amend the trust agreement if the trustees receive an opinion of independent tax counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

    As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

    - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

    - waive any past default that is waivable under the indenture;

    - exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

    - consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

    The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

    Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

    No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

    Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of us or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

    The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities.

    No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

    - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

    - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

    - there shall have occurred and be continuing an event of default under the indenture.

    Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

    Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

    Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see
"--Book-Entry Issuance" on page   .

    Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

    So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

    None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

PAYMENT AND PAYING AGENCY

    Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

    The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

    - the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

    - the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

    - the debentures will be treated as our indebtedness for federal income tax purposes.

    In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

    The administrative trustees may assist in listing the preferred securities on the Nasdaq National Market or a national securities exchange.

    Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

    CONCURRENTLY WITH THE ISSUANCE OF THE PREFERRED SECURITIES, THE TRUST WILL INVEST THE PROCEEDS FROM THE SALE OF THE TRUST SECURITIES IN THE DEBENTURES ISSUED BY US. THE DEBENTURES WILL BE ISSUED AS UNSECURED DEBT UNDER THE INDENTURE BETWEEN US AND THE BANK OF NEW YORK, AS INDENTURE TRUSTEE. THE INDENTURE WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT.

    THE FOLLOWING DISCUSSION CONTAINS A DESCRIPTION OF THE MATERIAL PROVISIONS OF THE DEBENTURES AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE INDENTURE AND TO THE TRUST INDENTURE ACT. WE URGE PROSPECTIVE INVESTORS TO READ THE FORM OF THE INDENTURE, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

GENERAL

    The debentures will be limited in aggregate principal amount to $25,773,200. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of
  % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning
December 31, 2001, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the
annual rate of   %, compounded quarterly.

    The debentures will mature on            , 2031, the stated maturity date.
We may shorten this date at any time to any date not earlier than            ,
2006, subject to the prior approval of the Federal Reserve, if required. We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures
from the trust until after            , 2006, except if (a) a Tax Event, an
Investment Company Event or a Capital Treatment Event, which terms are defined
on pages   and   , has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

    The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt.

    Except in limited circumstances, the indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and
unpaid, together with interest thereon at the annual rate of   %, compounded
quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "--Certain Federal Income Tax Consequences--Interest Payment Period and Original Issue Discount" on page 48.

    Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

    We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date. If the property trustee is not the only registered holder of the debentures, then the notice must also be given to the other holders of the debentures.

    Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

RESTRICTIONS ON PAYMENTS

    We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

    If any of these events occur, we will not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

    - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

    - make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

    - redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

    If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

    Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

    - on or after            , 2006, in whole at any time or in part from time
      to time; or

    - in whole but not in part at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

    - at any time, so long as a partial redemption would not cause the preferred securities to be delisted from the Nasdaq National Market, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

    With respect to the first two circumstances listed above, we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures. With respect to the third circumstance listed above, the redemption price shall be the principal amount equal to (i) the liquidation amount of the preferred securities owned by us, plus (ii) the liquidation amount of a proportionate amount of the trusts' common securities owned by us with respect to the preferred securities so redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption. The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "--Description of the Preferred Securities--Liquidation Distribution Upon Dissolution" on page 25, under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the Nasdaq National Market or other national securities exchange or national quotation system on which the preferred securities are then listed, if any. We cannot assure you as to the market price of any debentures that may be distributed to the holders of preferred securities.

SUBORDINATION

    The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any of our liquidation, dissolution, winding up or reorganization, whether voluntary or involuntary in

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bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

    If the maturity of any debentures is accelerated because of our default under the indenture, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, if any, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

    No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

    The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

    - every obligation of the person for money borrowed;

    - every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

    - every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

    - every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

    - every capital lease obligation of the person; and

    - every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the company, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

    - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

    - any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

    - any debt to any of our employees;

    - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities

                                       36
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      arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

    - debt which constitutes subordinated debt.

    The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the company, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

    - any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

    - any debt to any of our employees;

    - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

    - debt which constitutes senior debt; and

    - any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

    We may from time to time to incur senior or subordinated debt and there is no limitation under the indenture on the amount of indebtedness we may incur. We had no consolidated senior and subordinated debt outstanding at September 30, 2001. Our obligations under the debentures issued by us to Trust I and Trust II will rank equal to the debentures issued to Trust III.

PAYMENT AND PAYING AGENTS

    Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

    Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

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REGISTRAR AND TRANSFER AGENT

    The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. We may at any time designate additional transfer agents with respect to the debentures.

    If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

    We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under, or supplement, the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

    - extend the maturity date of the debentures;

    - reduce the principal amount or the rate or extend the time of payment of interest; or

    - reduce the percentage of principal amount of debentures required to amend the indenture.

    As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

DEBENTURE EVENTS OF DEFAULT

    The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

    - our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

    - our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

    - our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

    - our bankruptcy, insolvency or similar state creditor remedy or dissolution of the trust other than in connection with a distribution of the debentures in connection with such dissolution, redemption of the trust securities, or certain transactions permitted under the trust agreement.

    The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee so long as the holders of a majority in liquidation amount of the trust securities have consented to the waiver of default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. So long as the property trustee is the holder of the debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

    We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

    If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

    The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

    - we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures;

    - the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

    - immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

    - other conditions as prescribed in the indenture are met.

    Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "--Description of the Preferred Securities--Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page 27.

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SATISFACTION AND DISCHARGE

    The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

    - have become due and payable; or

    - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

    We may still be required to provide officers' certificates and opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

    The indenture and the debentures will be governed by and construed in accordance with New York law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

    We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

    - to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

    - not to voluntarily dissolve the trust without prior approval of the Federal Reserve, if required;

    - to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary dissolution), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

    - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures; and

    - to use our best efforts to maintain the eligibility of the preferred securities for inclusion, quotation or listing in the Nasdaq National Market or on any national securities exchange or other organization for as long as the preferred securities are outstanding.

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                              BOOK-ENTRY ISSUANCE

GENERAL

    DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

    DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security, referred to below as a "beneficial owner," is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

    DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which mayor may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

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    Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

    Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

    The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

    DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

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                          DESCRIPTION OF THE GUARANTEE

    THE PREFERRED SECURITIES GUARANTEE AGREEMENT WILL BE EXECUTED AND DELIVERED BY US CONCURRENTLY WITH THE ISSUANCE OF THE PREFERRED SECURITIES FOR THE BENEFIT OF THE HOLDERS OF THE PREFERRED SECURITIES. THE GUARANTEE AGREEMENT WILL BE QUALIFIED AS AN INDENTURE UNDER THE TRUST INDENTURE ACT. THE BANK OF NEW YORK, THE GUARANTEE TRUSTEE, WILL ACT AS TRUSTEE FOR PURPOSES OF COMPLYING WITH THE PROVISIONS OF THE TRUST INDENTURE ACT, AND WILL ALSO HOLD THE GUARANTEE FOR THE BENEFIT OF THE HOLDERS OF THE PREFERRED SECURITIES. PROSPECTIVE INVESTORS ARE URGED TO READ THE FORM OF THE GUARANTEE AGREEMENT, WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

GENERAL

    We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

    The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

    - any accumulated and unpaid distributions required to be paid on the preferred securities;

    - with respect to any preferred securities called for redemption, the redemption price; and

    - upon a voluntary or involuntary dissolution of the trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

       (a) the amount of the liquidation distribution; and

       (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

    We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

    The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

STATUS OF THE GUARANTEE

    The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and, except under certain limited circumstances, neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur.

    The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

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    The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS

    Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities.

EVENTS OF DEFAULT; REMEDIES

    An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

    Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

    We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

    The guarantee will terminate and be of no further force and effect upon:

    - full payment of the redemption price of the preferred securities;

    - full payment of the amounts payable upon liquidation of the trust; or

    - distribution of the debentures to the holders of the preferred securities.

    If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable security indemnity against the costs, expenses and liabilities that might be incurred in exercising these powers; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

GOVERNING LAW

    The guarantee will be governed by New York law.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

    If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

    - the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

    - the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

    - we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

    - the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

    The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "--Description of the Preferred Securities--Liquidation Distribution Upon Dissolution" on page 25. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion of certain of the material United States federal income tax considerations that may be relevant to the purchasers of the preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Kelley Drye & Warren LLP, special counsel to us and the trust. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions or will not challenge, successfully or otherwise, the opinions expressed herein.

    No attempt is made in the following discussion to comment on all United States federal income tax matters affecting purchasers of the preferred securities. Moreover, the discussion generally focuses on holders of the preferred securities who are United States persons who acquire the preferred securities on their original issue at their initial offering price and hold the preferred securities as capital assets. United States persons include (i) an individual or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States, any state thereof including the District of Columbia or any political subdivision thereof;
(iii) an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust. The discussion does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, nonresident aliens, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government. An investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of the preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors in different tax situations, and not addressed in the following discussion.

CLASSIFICATION OF THE DEBENTURES

    Kelley Drye & Warren LLP, special counsel for us and the trust, has rendered its opinion, based on qualifications and assumptions contained therein, that the debentures should be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the IRS or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for United States federal income tax purposes as our indebtedness.

CLASSIFICATION OF THE TRUST

    Kelley Drye & Warren LLP, special counsel for us and the trust, has rendered its opinion that, under current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, you, as a holder of the preferred securities will be treated as owning an undivided beneficial interest in the debentures, and you will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received, with respect to your pro rata share of the debentures in accordance with your method of accounting. As discussed below, if the debentures were determined to be subject to the original issue discount ("OID") rules, you, as a holder would instead be required to include in your gross income any OID accrued on a daily basis with respect to your allocable share of the debentures whether or not cash was actually distributed to you.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Under applicable treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of the conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

    A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we pay dividends on our common stock and intend to continue to do so, and, if we exercise our option to defer payments of interest, we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures.

    The treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS referred to above, and it is possible that the IRS could take a position contrary to the conclusions herein.

    If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would accrue on a daily basis and be includable in your income before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, you, as a holder of the preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

    Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

    Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the preferred securities were sold for money other than to a bond house, broker, or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

RECEIPT OF DEBENTURES OR CASH UPON DISSOLUTION OF THE TRUST

    Under the circumstances described in "--Description of the Preferred Securities--Liquidation Distribution Upon Dissolution" on page 25, the debentures may be distributed to holders of the preferred securities upon a liquidation of the trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities. If, however, a Tax Event occurs resulting in the trust being treated as an association taxable as a corporation, the distribution likely would constitute a taxable event to holders of the preferred securities. Under circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should constitute a taxable disposition of the redeemed preferred securities and for United States federal income tax purposes, and a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash. Such holder would recognize gain or loss in an amount equal to the difference between the cash received upon redemption and the holders adjusted tax basis in the preferred securities.

DISPOSITION OF PREFERRED SECURITIES

    A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities, as defined above. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

    The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

    In a case filed in the U.S. Tax Court, Enron Corp. v. Commissioner, Tax Court Docket No. 6149-98, the IRS challenged the deductibility for federal income tax purposes of interest paid on securities which are similar, but not identical, to the preferred securities. The parties filed a stipulation of settled issues, a portion of which stipulated that there shall be no adjustment for the interest deducted by the taxpayer with respect to the securities. The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities.

    Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as
after,           , 2006.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 30.5%) unless the holder complies with certain identification and other backup withholding requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY BE INAPPLICABLE TO A PARTICULAR SITUATION OF A HOLDER OF THE PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, INDEPENDENT, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS PARTICULARLY SINCE TAX CONSEQUENCES WILL VARY FOR INVESTORS IN DIFFERENT TAX SITUATIONS.

                              ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

    In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or
Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

    Legg Mason Wood Walker, Incorporated, as underwriter, has agreed, subject to the terms and conditions of its underwriting agreement with us and the trust, to purchase from the trust 1,000,000 preferred securities at the initial public offering price less the underwriting commission set forth on the cover page of this prospectus.

    The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions, and that if any of the foregoing preferred securities are purchased by the underwriter pursuant to the underwriting agreement, all such securities must be so purchased. The underwriter may reject orders in whole or in part and withdraw, cancel, or modify the offer without notice. We and the trust have each agreed to indemnify the underwriter and their controlling persons against certain liabilities including liabilities under the Securities Act of 1933 or to contribute to payments the underwriter may be required to make in respect thereof.

    The underwriter may also impose a penalty bid on certain selling group members. This means that if the underwriter purchases preferred securities in the open market to reduce the underwriter's short position or to stabilize the price of the preferred securities, it may reclaim the amount of the selling concession from the selling group members who sold those preferred securities as part of the offering.

    The underwriter may create a "short position" in the preferred securities in connection with the offering, which means that they may over-allot or sell more shares than are set forth on the cover page of this prospectus. If the underwriter creates a short position by such over-allotment, then the underwriter may reduce that short position by purchasing preferred securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    The underwriter has advised us and the trust that it proposes to offer the preferred securities directly to public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such
price less a concession not in excess of $      per preferred security. The
underwriter may allow and such dealers may reallow a concession not in excess of $ per preferred security to certain other brokers and dealers. After the public offering, the public offering price, concession and reallowance, and other selling terms may be changed by the underwriter.

    In view of the fact that the proceeds from the sale of the preferred securities will be used to purchase the debentures issued by us, the underwriting agreement provides that we will pay as compensation for the underwriter's arranging the investment therein of such proceeds an amount of
$            per preferred security.

    Both we and the trust have agreed in the underwriting agreement that, subject to certain conditions, prior to 90 days following the date of issuance of the preferred securities, neither of us will, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, preferred securities, any securities convertible into, exchangeable or exercisable for preferred securities or the debentures or any debt securities substantially similar to the debentures or any equity security substantially similar to the preferred securities, except with the prior written consent of the underwriter, and except for any disposal of debentures following a liquidation of the trust.

    Because the National Association of Securities Dealers, Inc. (the "NASD") may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

                                 LEGAL MATTERS

    Certain legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Kelley Drye & Warren LLP, Vienna, Virginia, counsel to us and the trust. Certain legal matters will be passed upon for the underwriter by Thacher Proffitt & Wood, Washington D.C. Kelley Drye & Warren LLP and Thacher Proffitt & Wood will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. As of the date of this prospectus, certain members of Kelley Drye & Warren LLP owned in the aggregate approximately 10,000 shares of our common stock.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 2000 and for each of the three years in the period ended December 31, 2000, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

    This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

    We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also inspect and copy these materials a the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information.

    Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

    We "incorporate by reference" into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Securities and Exchange Commission will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 2000.

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: 288 Union Street, Rockland, Massachusetts 02370, Attention: Corporate Clerk, telephone
(781) 878-6100.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      1,000,000 TRUST PREFERRED SECURITIES

                         INDEPENDENT CAPITAL TRUST III

                     % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                                 GUARANTEED BY

                                     [LOGO]
                             INDEPENDENT BANK CORP.

                               ------------------

                                   PROSPECTUS

                               ------------------

                             Legg Mason Wood Walker
                                  Incorporated

                                          , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................     6,000
NASD fee....................................................
Nasdaq fees.................................................     5,000
Legal fees and expenses.....................................   109,000*
Trustees' fees and expenses.................................    10,000*
Accounting fees and expenses................................    50,000*
Printing expenses...........................................    70,000*
Miscellaneous expenses......................................         *
                                                              --------
    Total...................................................  $275,000*
                                                              ========

------------------------

*   Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 67 of the Massachusetts Business Corporation Law ("MBCL") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such.
Section 67 of the MBCL provides as follows:

        INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, ETC.--Indemnification of directors, officers, employees and other agents of a corporation and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

    No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

    The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

    Article Twelve of our By-laws, entitled "Indemnification of Directors, Officers and Others," provides as follows:

        The corporation shall, to the extent legally permissible, indemnify any person serving on who has served (i) as a Director or officer of the corporation, or (ii) at its request as a Director, trustee, officer, employee or other agent of another organization, or (iii) at its request in any capacity with respect to any employee benefit plan; against all liabilities and expenses including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by him or her in connection with the defense or disposition of any action, suit or other proceeding, whether civil, criminal or administrative, in which he or she may be involved or with which he or she may be threatened, while serving or thereafter, by reason of his or her being or having been such a Director, officer, trustee, employee or agent, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation or to the extent that such matter relates to services with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such Director, officer, trustee, employee or agent, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless:

        (a) such compromise shall be approved as having been in the best interests of the corporation or employee benefit plan participants or beneficiaries, as the case may be, after notice that it involves such indemnification:

           (i) by a disinterested majority of the Directors then in office; or

           (ii) by the holders of a majority of the outstanding stock by the time entitled to vote for Directors, voting as a single class, exclusive of any stock owned by any interested Director or officer; or

        (b) in the absence of action by disinterested Directors or stockholders, there has been obtained at the request of a majority of the Directors then in office an opinion in writing of independent legal counsel to the effect that such Director or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation or employee benefit plan participants or beneficiaries, as the case may be.

    Expenses including counsel fees, reasonably incurred by any such Director, officer, trustee, employee or agent in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such individual to repay the amounts so paid to the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this section. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Director, officer, trustee, employee or agent may be entitled. Nothing contained in this Article shall affect any rights to indemnification to which corporate personnel other than such Directors, officers, trustee, employees or agents may be entitled by contract or otherwise under law. As used in this Article the terms "Director," "officer," "trustee," "employee," and "agent" include their respective heirs, executors and administrators, and an "interested" Director, officer, trustee, employee or agent is one against whom in such capacity the proceedings in question or other proceeding on the same or similar grounds is then pending.

ITEM 16. EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1              Form of Underwriting Agreement
         4.1            Form of Indenture of Registrant relating to the Junior
                        Subordinated Debentures
         4.2            Form of Certificate of Junior Subordinated Debenture
                        (included as Exhibit A to Exhibit 4.1)
         4.3            Certificate of Trust of Independent Capital Trust III
         4.4            Form of Declaration of Trust of Independent Capital Trust
                        III
         4.5            Form of Amended and Restated Declaration of Trust for
                        Independent Capital Trust III
         4.6            Form of Preferred Security Certificate for Independent
                        Capital Trust III (included as Exhibit D to Exhibit 4.5)
         4.7            Form of Preferred Securities Guarantee Agreement of
                        Independent Capital Trust III
         5.1            Opinion of Kelley Drye & Warren LLP as to the legality of
                        the Junior Subordinated Debentures and the Guarantee to be
                        issued by Independent Bank Corp.
         5.2            Opinion of Richards, Layton & Finger, P.A. as to the
                        legality of the Preferred Securities to be issued by
                        Independent Capital Trust III
         8.1            Opinion of Kelley Drye & Warren LLP as to certain federal
                        income tax matters
        23.1            Consent of Arthur Andersen LLP
        23.2            Consent of Kelley Drye & Warren LLP (included in Exhibits
                        5.1 and 8)
        23.4            Consent of Richards, Layton & Finger, P.A. (included in
                        Exhibit 5.2)
        24              Power of Attorney of certain officers, directors and
                        trustees of Independent Bank Corp. and Independent Capital
                        Trust III, respectively (located on the signature pages
                        hereto)
        25.1            Form T-1 Statement of Eligibility of The Bank of New York to
                        act as trustee under the Indenture
        25.2            Form T-1 Statement of Eligibility of The Bank of New York to
                        act as trustee under the Declaration of Trust of Independent
                        Capital Trust III
        25.3            Form T-1 Statement of Eligibility of The Bank of New York
                        under the Guarantee Agreement for the benefit of the holders of the Preferred Securities

ITEM 17. UNDERTAKINGS

    Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Independent Bank Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockland, Massachusetts, on the 1st day of November 2001.

                                                       INDEPENDENT BANK CORP.

                                                       By:  /s/ DOUGLAS H. PHILIPSEN
                                                            -----------------------------------------
                                                            Douglas H. Philipsen
                                                            Chairman of the Board, Chief Executive
                                                            Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Independent Bank Corp. whose signature appears below hereby appoints Douglas H. Philipsen and Denis K. Sheahan, and each of them severally, as his attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, and any Registration Statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Independent Bank Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
              /s/ DOUGLAS H. PHILIPSEN                 Chairman of the Board,
     -------------------------------------------         Chief Executive Officer    November 1, 2001
                Douglas H. Philipsen                     and President

               /s/ RICHARD S. ANDERSON
     -------------------------------------------       Director                     November 1, 2001
                 Richard S. Anderson

                  /s/ W. PAUL CLARK
     -------------------------------------------       Director                     November 1, 2001
                    W. Paul Clark

                /s/ ROBERT L. CUSHING
     -------------------------------------------       Director                     November 1, 2001
                  Robert L. Cushing

                /s/ ALFRED L. DONOVAN
     -------------------------------------------       Director                     November 1, 2001
                  Alfred L. Donovan

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
             /s/ BENJAMIN A. GILMORE II
     -------------------------------------------       Director                     November 1, 2001
               Benjamin A. Gilmore II

                /s/ E. WINTHROP HALL
     -------------------------------------------       Director                     November 1, 2001
                  E. Winthrop Hall

                 /s/ KEVIN J. JONES
     -------------------------------------------       Director                     November 1, 2001
                   Kevin J. Jones

              /s/ LAWRENCE M. LEVINSON
     -------------------------------------------       Director                     November 1, 2001
                Lawrence M. Levinson

                /s/ RICHARD H. SGARZI
     -------------------------------------------       Director                     November 1, 2001
                  Richard H. Sgarzi

                /s/ WILLIAM J. SPENCE
     -------------------------------------------       Director                     November 1, 2001
                  William J. Spence

                /s/ JOHN H. SPURR JR.
     -------------------------------------------       Director                     November 1, 2001
                  John H. Spurr Jr.

               /s/ ROBERT D. SULLIVAN
     -------------------------------------------       Director                     November 1, 2001
                 Robert D. Sullivan

                /s/ BRIAN S. TEDESCHI
     -------------------------------------------       Director                     November 1, 2001
                  Brian S. Tedeschi

                /s/ THOMAS J. TEUTEN
     -------------------------------------------       Director                     November 1, 2001
                  Thomas J. Teuten

                /s/ DENIS K. SHEAHAN
     -------------------------------------------       Chief Financial Officer and  November 1, 2001
                  Denis K. Sheahan                       Treasurer

    Pursuant to the requirements of the Securities Act of 1933, Independent Capital Trust III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockland, Massachusetts, on the 1st day of November 2001.

                                                       INDEPENDENT CAPITAL TRUST III

                                                       By:  /s/ EDWARD H. SEKSAY
                                                            -----------------------------------------
                                                            Edward H. Seksay
                                                            Administrative Trustee

                                                       By:  /s/ ANTHONY W. DIROBBIO
                                                            -----------------------------------------
                                                            Anthony W. DiRobbio
                                                            Administrative Trustee

                                                       By:  /s/ DENIS K. SHEAHAN
                                                            -----------------------------------------
                                                            Denis K. Sheahan
                                                            Administrative Trustee

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1              Form of Underwriting Agreement
         4.1            Form of Indenture of Registrant relating to the Junior
                        Subordinated Debentures
         4.2            Form of Certificate of Junior Subordinated Debenture
                        (included as Exhibit A to Exhibit 4.1)
         4.3            Certificate of Trust of Independent Capital Trust III
         4.4            Form of Declaration of Trust of Independent Capital Trust
                        III
         4.5            Form of Amended and Restated Declaration of Trust of
                        Independent Capital Trust III
         4.6            Form of Preferred Security Certificate for Independent
                        Capital Trust III (included as Exhibit D to Exhibit 4.5)
         4.7            Form of Preferred Securities Guarantee Agreement of
                        Independent Capital Trust III
         5.1            Opinion of Kelley Drye & Warren LLP as to the legality of
                        the Junior Subordinated Debentures and the Guarantee to be
                        issued by Independent Bank Corp.
         5.2            Opinion of Richards, Layton & Finger, P.A. as to the
                        legality of the Preferred Securities to be issued by
                        Independent Capital Trust III
         8.1            Opinion of Kelley Drye & Warren LLP as to certain federal
                        income tax matters
        23.1            Consent of Arthur Andersen LLP
        23.2            Consent of Kelley Drye & Warren LLP (included in Exhibits
                        5.1 and 8)
        23.4            Consent of Richards, Layton & Finger, P.A. (included in
                        Exhibit 5.2)
        24              Power of Attorney of certain officers, directors and
                        trustees of Independent Bank Corp. and Independent Capital
                        Trust III, respectively (located on the signature pages
                        hereto)
        25.1            Form T-1 Statement of Eligibility of The Bank of New York to
                        act as trustee under the Indenture
        25.2            Form T-1 Statement of Eligibility of The Bank of New York to
                        act as trustee under the Declaration of Trust of Independent
                        Capital Trust III
        25.3            Form T-1 Statement of Eligibility of The Bank of New York
                        under the Guarantee Agreement for the benefit of the holders of the Preferred Securities